Exhibit 99.1

.

Ophthotech Reports Third Quarter 2016 Financial and Operating Results

- Conference Call and Webcast Today, November 8th, at 8:00 a.m. ET —

New York, NY, November 8, 2016 — Ophthotech Corporation (Nasdaq: OPHT) today announced financial results for the third quarter ended September 30, 2016 and provided an update on the Company’s business and product development programs.

•                  The Company expects to announce initial topline data from two Phase 3 trials of Fovista® (pegpleranib) in combination with Lucentis® (ranibizumab) for the treatment of wet age-related macular degeneration (AMD) in this fourth quarter.  A third Phase 3 trial investigating Fovista® in combination with either Eylea® (aflibercept) or Avastin® (bevacizumab) completed patient recruitment in June 2016.  The Company expects initial topline data from this third Phase 3 trial to be available in the second half of 2017.

•                  Results from Ophthotech’s Phase 2b Fovista® combination therapy study in wet AMD patients were published in October 2016 in Ophthalmology®, the journal of the American Academy of Ophthalmology. The published article, “Dual Antagonism of PDGF and VEGF in Neovascular Age-related Macular Degeneration,” can be accessed online under “Articles in Press” at: http://www.aaojournal.org/inpress.

•                  Ophthotech continues to enroll patients in its Phase 2/3 trial of Zimura® in patients with geographic atrophy, an advanced form of dry AMD. In addition, its Phase 2 trial evaluating the potential role of Zimura® when administered in combination with anti-VEGF drugs for the treatment of wet AMD has been activated.

“This is an exciting time for Ophthotech as we prepare for data from two trials of Fovista® in combination with Lucentis® for the treatment of wet AMD,” said David R. Guyer, M.D., Chief Executive Officer and Chairman of the Board of Ophthotech.  “We look forward to providing initial topline data in this fourth quarter.”

Financial Highlights

•            Cash Position: As of September 30, 2016, the Company had $321.2 million in cash, cash equivalents, and marketable securities.

•            Revenues: Collaboration revenue was $1.7 million for the quarter ended September 30, 2016, compared to $3.4 million for the prior year period. For the nine months ended September 30, 2016, collaboration revenue was $45.6 million compared to $46.7 million for the same period in 2015. Collaboration revenue was in connection with the Company’s Licensing and Commercialization Agreement with Novartis Pharma AG.

•            R&D Expenses: Research and development expenses were $50.9 million for the quarter ended September 30, 2016 compared to $40.5 million for the same period in 2015.  For the nine months ended September 30, 2016 research and development expenses were $136.9 million compared to $97.1 million for the same period in 2015. Research and development expense increased in both the quarter and nine months ended September 30, 2016 primarily due to the Company’s Fovista® Phase 3 clinical program, including manufacturing expenses and personnel costs which include share-based compensation expense.

•            G&A Expenses:  General and administrative expenses were $12.0 million for the quarter ended September 30, 2016 compared to $10.4 million for the same period in 2015. For the nine months ended September 30, 2016, general and administrative expenses were $37.2 million compared to $32.0 million for the same period in 2015. The increase in general and administrative expenses in the quarter and nine months ended September 30, 2016 relates primarily to an increase in costs to support the Company’s expanded operations and infrastructure, which consists of additional management, corporate staffing, professional services and consulting fees, and increased share-based compensation.

•            Net Loss: The Company reported a net loss for the quarter ended September 30, 2016 of $60.9 million, or ($1.71) per diluted share, compared to a net loss of $39.6 million, or ($1.14) per diluted share, for the same period in 2015. For the nine months ended September 30, 2016, the Company reported a net loss of $127.1 million, or ($3.59) per diluted share, compared to a net loss of $70.1 million, or ($2.03) per diluted share, for the same period in 2015.

Conference Call/Web Cast Information

Ophthotech will host a conference call/audio web cast to discuss the Company’s financial and operating results, its development programs and provide a general business update. The call is scheduled for November 8, 2016 at 8:00 a.m. Eastern Time. To participate in this conference call, dial 888-684-1282 (USA) or 913-312-1458 (International), passcode 8738770. A live, listen-only audio webcast of the conference call can be accessed on the Investor Relations section of the Ophthotech website at: www.ophthotech.com. A replay will be available approximately two hours following the live call for two weeks. The replay number is (888) 203-1112 (USA Toll Free), passcode 8738770. The audio webcast can be accessed at: www.ophthotech.com.

About Ophthotech Corporation

Ophthotech is a biopharmaceutical company specializing in the development of novel therapeutics to treat back of the eye diseases, with a focus on developing innovative therapies for age-related macular degeneration (AMD). Ophthotech’s most advanced product candidate, Fovista® anti-PDGF therapy, is in Phase 3 clinical trials for use in combination with anti-VEGF therapy that represents the current standard of care for the treatment of wet AMD. Ophthotech’s second product candidate, Zimura®, an inhibitor of complement factor C5, is being developed for the treatment of geographic atrophy, a form of dry AMD, and in combination with anti-VEGF therapy in wet AMD patients. For more information, please visit www.ophthotech.com.

Forward-looking Statements

Any statements in this press release about Ophthotech’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about Ophthotech’s strategy, future operations and future expectations and plans and prospects for Ophthotech, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. In this press release, Ophthotech’s forward looking statements include statements about the timing and progress of the Fovista® Phase 3 clinical program, the Fovista® Expansion Studies, and Ophthotech’s Zimura® development programs for geographic atrophy and, in combination with anti-VEGF drugs, for wet AMD. Such forward-looking statements involve substantial risks and uncertainties that could cause Ophthotech’s clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to the initiation and conduct of clinical trials, availability of data from clinical trials and expectations for regulatory approvals or other actions and other factors discussed in the “Risk Factors” section contained in the quarterly and annual reports that Ophthotech files with the SEC. Any forward-looking statements represent Ophthotech’s views only as of the date of this press release. Ophthotech anticipates that subsequent events and developments will cause its views to change. While Ophthotech may elect to update these forward-looking statements at some point in the future, Ophthotech specifically disclaims any obligation to do so except as required by law.

OPHT-G

Contacts:

Investors

Kathy Galante

Ophthotech Corporation

Vice President, Investor Relations and Corporate Communications

212-845-8231

kathy.galante@ophthotech.com

Media

Jennifer Devine

SmithSolve LLC on behalf of Ophthotech Corporation

973-442-1555 ext. 102

jennifer.devine@smithsolve.com

Ophthotech Corporation

Selected Financial Data (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30, 2016		Nine Months Ended September 30, 2016
	2016	2015	2016	2015

Statements of Operations Data:
Collaboration revenue	$1,668	$3,448	$45,587	$46,723
Operating expenses:
Research and development	50,854	40,479	136,886	97,095
General and administrative	12,024	10,412	37,209	31,955
Total operating expenses	62,878	50,891	174,095	129,050
Loss from operations	(61,210)	(47,443)	(128,508)	(82,327)
Interest income	409	320	1,301	584
Other income (loss)	(20)	19	(88)	46
Loss before income tax (benefit) provision	(60,821)	(47,104)	(127,295)	(81,697)
Income tax (benefit) provision	70	(7,531)	(158)	(11,629)
Net loss	$(60,891)	$(39,573)	$(127,137)	$(70,068)
Net loss per common share:
Basic and diluted	$(1.71)	$(1.14)	$(3.59)	$(2.03)
Weighted average common shares outstanding:
Basic and diluted	35,594	34,782	35,415	34,432

	September 30, 2016	December 31, 2015

Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$321,156	$391,890
Total assets	350,585	428,851
Deferred revenue	211,768	213,066
Royalty purchase liability	125,000	125,000
Total liabilities	387,174	368,904
Additional paid-in capital	496,210	465,924
Accumulated deficit	(532,676)	(405,539)
Total stockholders’ equity (deficit)	$(36,589)	$59,947